Exhibit 10.3

AMENDMENT TO THE M/A-COM, INC. LONG TERM INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 14, 1995

VOTED: That Paragraph 15 of the M/A-COM Long Term Incentive Plan dated October 18, 1989, as heretofore amended, be amended in its entirety to read as follows:

        "15.  Withholding Taxes; Issuance of Stock Certificates.
        (a) Notwithstanding anything to the contrary hereinabove contained, the Company shall not be required to issue certificates for shares purchased by exercise or conversion of an Award until (i) the full Exercise Price or other consideration due with respect thereto, if any, has been paid, and (ii) the participant or the participant's heirs or legal representatives, as the case may be, provide for payment to (or withholding by) the Company of all amounts required under then applicable provisions of the Code and state and local tax laws to be withheld with respect to such shares.

        "(b) The participant (or the participant's heirs or legal representatives, as the case may be) may satisfy the foregoing withholding tax requirements in whole or in part with respect to any Restricted Stock Award by electing to have the Company withhold from the shares of Common Stock to be issued pursuant to such Award a number of shares ("Reduced Shares") having a value equal to the amount required to be withheld. The value of the Reduced Shares to be withheld shall be the fair market value of the Common Stock on the date that the amount of tax to be withheld is determined (the "Tax Date"). For purposes of this paragraph, the term "fair market value" shall mean the average of the high and low trading prices for the Common Stock on the applicable Tax Date, as reported in the New York Stock Exchange Composite Transaction Reporting System. If no sale of Common Stock shall have been made on any such Tax Date, fair market value shall be based upon the trading prices for the next preceding day on which there was a sale of Common Stock. An election to use Reduced Shares for withholding must be made prior to the Tax Date, must comply with all applicable securities law and other legal requirements as interpreted by the Committee and may not be made unless approved by the Committee in its discretion. The participant's right, title and interest in such Reduced Shares will terminate as of the Tax Date and certificates evidencing such Reduced Shares shall be null, void and of no effect. Such Reduced Shares shall revert to the Company as treasury stock and shall be available for re-issue as part of future Awards under the Plan.

        "(c) Participants shall have none of the rights of a stockholder with respect to any Award until certificates for the shares represented thereby have been issued."